United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: May 13, 2005
(Date of earliest event reported)

EMAK Worldwide, Inc.

(exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	23346 (Commission File No.)	13-3534145 (I.R.S. Employer Identification No.)

6330 San Vicente Boulevard
Los Angeles, California 90048
(Address of Principal executive offices, including zip code)

(323) 932-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     In connection with the previously reported decision of EMAK Worldwide, Inc. (the “Company”) to wind down its Pop Rocket consumer products business, the Company has been negotiating the termination of several of its license agreements with more than one of its major licensors. On May 18, 2005, the Company entered into an agreement with Warner Bros. Consumer Products pursuant to which the Company has agreed to forgo its rights to certain licensed properties for 2006 and 2007 in exchange for a reduction in the overall royalty guarantees. The Company retains product distribution rights under the licenses for 2005. As a result of this settlement, the Company’s overall commitment for royalty guarantees is reduced by approximately $4.0 million. The Company is required to pay the licensor a total of $1.8 million through March 31, 2006. The Company expects to reverse a portion of the fourth quarter 2004 charge for minimum royalty guarantee shortfalls in the second quarter of 2005 as a result of this settlement. The total amount of this reversal is expected to range between $2.0 million and $2.5 million depending on estimated future sales of product for the remainder of 2005.

     On May 18, 2005, the Company entered to a separation agreement and mutual release with Donald A. Kurz in connection with his resignation as the Company’s President and Chief Executive Officer. The agreement is described more fully in Item 5.02 below, which description is incorporated into this Item 1.01 in its entirety.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On May 19, 2005 the Company announced the resignation of Donald A. Kurz as President and Chief Executive Officer effective May 13, 2005. Mr. Kurz remains a member of the Company’s Board of Directors as well as the largest common stockholder of the Company. Stephen P. Robeck, non-executive Chairman of the Board of Directors, will serve as interim Chief Executive Officer while an external search is conducted for a new Chief Executive Officer.

     In connection with Mr. Kurz’ departure, the Company entered into a separation agreement and mutual release with Mr. Kurz on May 18, 2005. The material terms of the separation agreement and mutual release include a continuation of his current base compensation of $635,000 per annum through December 31, 2006, continuation of substantially all of his current health and welfare benefits and perquisites through December 31, 2006, and a one time payment of $100,000 upon signing. The agreement also provides that Mr. Kurz will provide consulting services for a period of six months to assist with transitional matters without additional compensation. Mr. Kurz is bound by certain restrictive covenants through December 31, 2006.

     A press release announcing the departure of Mr. Kurz was issued on May 19, 2005. The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Current Report as if fully set forth herein.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

99.1	Press release dated May 19, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAK WORLDWIDE, INC.
Date: May 19, 2005	By:	/S/ TERESA L. TORMEY
Teresa L. Tormey,
Executive Vice President, General Counsel and Secretary

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